Exhibit 10.2

RESTRICTED STOCK AWARD AGREEMENT

under the

TEXAS PACIFIC LAND CORPORATION 2021 INCENTIVE PLAN

__________ Shares of Restricted Stock

THIS AWARD, made as of the ___ day of __________, 20__, by Texas Pacific Land Corporation, a Delaware corporation (the “Company”), to _______________ (“Participant”), is made pursuant to and subject to the provisions of the Texas Pacific Land Corporation 2021 Incentive Plan (the “Plan”). All terms that are used herein that are defined in the Plan shall have the same meanings given them in the Plan.

1.                  Award of Restricted Stock. Pursuant to the Plan, the Company, on __________ __, 20__ (the “Date of Grant”), granted Participant, subject to the terms and conditions of the Plan and subject further to the terms and conditions set forth herein, an award of _____ Shares, hereinafter described as the “Restricted Stock.”

2.                  Restrictions. Except as provided in this Restricted Stock Award Agreement, the Restricted Stock is nontransferable and is subject to a substantial risk of forfeiture.

3.                  Stock Power. Participant shall deliver to the Company stock power authorization(s), endorsed in blank, with respect to the Restricted Stock. The Company shall use the stock power to cancel any shares of Restricted Stock that are forfeited (in accordance with Paragraph 7 below). The Company shall return the stock power to Participant with respect to any shares of Restricted Stock that become Vested.

4.                  Vesting. Participant’s interest in the shares of Restricted Stock shall become transferable and non-forfeitable (“Vested”) in _____ (__) increments as follows:

[Date of Vesting	Number of shares of Restricted Stock that will Vest
_____________	_____________ [Tranche 1]
_____________	_____________ [Tranche 2]
_____________	_____________ [Tranche 3]]

5.                  [IF APPLICABLE Qualifying Termination Events. (a) Paragraph 4 to the contrary notwithstanding, if Participant experiences a Qualifying Termination Event (as defined below) while in the employ of the Company or a Subsidiary or Affiliate and prior to the forfeiture of Restricted Stock under Paragraph 7, Restricted Stock not then Vested shall become Vested

Alternative A as to a pro-rata portion of the non-Vested Restricted Stock, as determined in accordance with the following sentence. The pro-rata portion of the non-Vested Restricted Stock that shall vest pursuant to the preceding sentence shall be equal to a fraction of each Tranche of the remaining non-Vested Restricted Stock; the numerator of such fraction shall equal the number of full months of service performed by the Participant on and after (and including the month of) the Date of Grant, and prior to the Qualifying Termination Event; and the denominator of the fraction shall equal the total number of months from the Date of the Grant until the relevant Vesting date pursuant to paragraph 3. OR

Alternative B in full upon the Qualifying Termination Event.

The non-Vested portion of the Restricted Stock shall be forfeited.

(b)        For purposes of this Restricted Stock Award Agreement, Qualifying Termination Event shall mean the Participant’s death, Disability, or involuntary termination by the Company or an Affiliate other than for Cause. A Disability for purposes of this sub-paragraph (b) means a Participant’s Permanent Disability as defined in Section 22(e)(3) of the Code. ]

(c)         If the events described in [sub-paragraph (a) or] paragraph 6 occur after the date that the Participant is advised (upon recommendation by the Committee) that their employment is being, or will be, terminated for Cause, on account of performance or in circumstances that prevent them from being in good standing with the Company, accelerated vesting shall not occur and all rights to the Restricted Stock shall terminate on the date of Participant’s termination of employment. The Committee shall have the authority to determine whether Participant’s termination from employment is for Cause or for any reason other than Cause.

6.                  Change in Control. In the event of a Change in Control prior to the forfeiture of the shares of Restricted Stock under Paragraph 7, the provisions of this paragraph 6 shall apply in addition to the provisions of Article 17 (and related provisions) of the Plan.

(a)       Any Replacement Award made to the Participant shall provide that if the Participant is involuntarily terminated by the Company without Cause (as defined in the Plan), the non-Vested Replacement Award shall become immediately Vested at the time of the termination. The Committee shall have the discretion to determine the terms of any Replacement Award in compliance with the Plan and applicable law.

(b)       If, upon a Change in Control, the Company’s Shares are no longer being traded on the New York Stock Exchange or another established securities market and no Replacement Grant is granted to the Participant, the non-Vested portion of the Restricted Stock shall become immediately Vested upon the Change in Control.

(c)        Notwithstanding the provisions of subparagraph (a) hereof, in connection with a Change in Control where the Company’s shares continue to be traded on the New York Stock Exchange or another established securities market and this Award remains in effect, if the Participant is involuntarily terminated by the Company without Cause (as defined in the Plan), the non-Vested portion of the Award shall become immediately Vested at the time of the termination.

7.                 Forfeiture. All shares of Restricted Stock that are not then Vested shall be forfeited if Participant’s employment with the Company or its Subsidiary or Affiliate terminates for any reason other than by reason of a Qualifying Termination Event or Change in Control as outlined in Paragraphs 5 or 6.

8.                 Shareholder Rights. Participant will have the right to receive dividends on, and to vote, the Restricted Stock as of the Date of Grant, provided, however, that dividends earned on the Restricted Stock shall remain unvested and subject to forfeiture until such time as the corresponding Shares of Restricted Stock become Vested.

9.                  No Right to Continued Employment. Neither this Restricted Stock Award Agreement nor the issuance of Restricted Stock shall confer upon Participant any right with respect to continuance of employment by the Company or an Affiliate, nor shall it interfere in any way with the right of the Company or an Affiliate to terminate Participant’s employment at any time.

10.               Change in Capital Structure. In accordance with the terms of the Plan, the terms of this grant shall be adjusted as the Committee determines is equitable in the event the Company effects one or more stock dividends, stock splits, subdivisions or consolidations of shares or other similar changes in capitalization.

11.               Governing Law. This Restricted Stock Award Agreement shall be governed by the laws of the State of Texas. All disputes arising under this Restricted Stock Award Agreement shall be adjudicated solely within the State or Federal courts located within the State of Texas, Dallas County.

12.               Conflicts. In the event of any conflict between the provisions of the Plan as in effect on the Date of Grant and the provisions of this Restricted Stock Award Agreement, the provisions of the Plan shall govern. All references herein to the Plan shall mean the Plan as in effect on the Date of Grant.

13.               Participant Bound by Plan. Participant has been provided a copy of the Plan and shall be bound by all the terms and provisions thereof.

14.               Binding Effect. Subject to the limitations stated above and in the Plan, this Restricted Stock Award Agreement shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of the Participant and the successors of the Company.

15.               Taxes. The Company may, at the request of Participant, withhold from the Award the number of whole Shares necessary to satisfy tax-withholding requirements attributable to the Vesting of shares of Restricted Stock, unless the Participant notifies the Company otherwise within thirty (30) days of the grant of Restricted Stock. Absent such Share withholding, the Participant will be responsible for providing all cash required to satisfy applicable State, Federal, employment and any other applicable tax withholding required under applicable law.

16.               Recoupment. In addition to any other applicable provision of the Plan, this Restricted Stock Award Agreement is subject to the terms of any separate Clawback Policy maintained by the Company, as such Policy may be amended from time to time.

IN WITNESS WHEREOF, the Company has caused this Restricted Stock Award Agreement to be signed on its behalf.

Texas Pacific Land Corporation

By:
Name:
Title:

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